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Exhibit 21


SUBSIDIARIES OF WORLDGATE COMMUNICATIONS, INC.


WorldGate Service, Inc., a Delaware corporation
WorldGate Finance, Inc., a Delaware corporation
WorldGate Acquisition Corp., a Delaware corporation
WorldGate Communications (Singapore) Pte Ltd., a Singapore corporation